Exhibit 10.5

TRIG Acquisition 1, Inc.
July 16, 2012

The following sets forth the agreement (this “Agreement”) for the engagement of Trilogy Capital Partners, Inc., (“Trilogy”) by TRIG Acquisition 1, Inc. (d/b/a The Grilled Cheese Truck) (“TRIG Acquisition 1” or the “Company”):

Term and Termination
Eighteen months, commencing on July 16, 2012 (the “Initial Term”), and month to month thereafter, terminable by either party upon 30 days prior written notice.  The Initial Term shall commence on the date set forth above (the “Commencement Date”).

Objective
The development and implementation of a proactive financial communications program designed to increase the investor awareness of the Company in the investment community and generate a significant increase in liquidity.

The Services
Trilogy will work with the Company to structure and implement a marketing program designed to create extensive financial market and investor awareness for the Company to drive long-term shareholder support and assist in generating a market capitalization consistent with the Company’s intrinsic financial values.  The core drivers of the program will be to provide information to potential institutional and retail investors about the Company and its business to stimulate interest in investment in the Company’s stock. The program will utilize technology-driven communications to attract additional long term investors and to create additional opportunities in M&A and Business Development.  As share price is affected by various factors unrelated to Trilogy’s efforts, Trilogy can give no assurance that the marketing program will result in an increase in the Company’s stock price.

Current law provides that during any period in which the Company is in “registration” for a public offering of securities under the Securities Act of 1933, and during the distribution of such securities, the Company’s investor relations and marketing efforts must be severely limited.  To ensure that Trilogy does not violate this requirement, the Company will advise Trilogy in writing whenever a registration statement is filed or a registration is pending for any of the Company’s securities.  It will be the responsibility of the Company (with the advice of its securities counsel) to determine and advise Trilogy as to what investor relations and financial marketing efforts are permissible and not permissible during such periods.  Trilogy will advise the Company in advance of any proposed investor relations or financial marketing efforts and follow the direction of the Company and its securities counsel with regard thereto. Unless the Company advises Trilogy to the contrary, Trilogy will proceed with any planned marketing program.

IR Documents
Trilogy shall assist the Company in preparing and disseminating investor relations documents, materials and Company presentations (“IR Documents”), including press releases, online communications and the Company’s website.  The Company assumes full responsibility for the accuracy and completeness of all IR Documents and for their compliance with applicable laws, rules and regulations.

Trilogy shall have no obligation or duty to verify the accuracy or completeness of the IR Documents or their compliance with applicable law.  Trilogy shall have the right to refuse to release or publish or participate in the release or publication of any IR Document that has not been approved in writing by the Company or that it reasonably believes to contain a misstatement of material fact, to omit to state any material fact or to otherwise not fully comply with applicable law.

Trilogy hereby represents that it has in place policies and procedures relating to, and addressing, with the commercially reasonable intent to ensure compliance with, applicable securities laws, rules and regulations.

Legal Compliance	Trilogy further acknowledges that by the very nature of its relationship with the Company, it will, from time to time, have knowledge of or access to material non-public information. Trilogy will not make any purchases or sales in the stock of the Company based on such information. Trilogy will utilize its commercially reasonable efforts to safeguard and prevent the dissemination of such information to third parties unless authorized in writing by the Company to do so as may be necessary in the performance of its Services under this Agreement.

Trilogy will not, in any way, utilize or otherwise include such information, in actual form or in substantive content, in its analysis for, preparation of or release of any of Trilogy literature or other communication(s) relating to the Company, including, but not limited to: Press Releases, letters to investors and telephone or other personal communication(s) with potential or current investors.

Fees
The Company agrees to pay to Trilogy a fee (the “Base Fee”) at the rate of Ten Thousand Dollars ($10,000) per month.

If the commencement date is not on the first day of the month, the Company shall pay to Trilogy a pro rata share of the monthly fee for the remainder of such month (based on a 30-day month) plus the monthly fee for the following month.  Subsequent payments shall be due on the first day of each month thereafter (including payments for services after the Initial Term).

All payments shall be made by wire transfer of funds to such account as may be designated by Trilogy.

Wiring Instructions are as follows:

Trilogy Capital Partners, Inc.
Signature Bank New York
Private Client Group
261 Madison Avenue
New York, NY 10016
Account No.: 1500565515
ABA No.:  026013576

As further material inducement for Trilogy in the execution of its services, the Company will pay to Trilogy a success fee of Eighty Thousand Dollars ($80,000) on completion of the Company’s anticipated Alternative Public Offering.

Marketing Plan
Tier 1.

In accordance with the Tier 1 marketing plan to be provided to the Company, Trilogy will work in conjunction with the Company’s management and securities counsel.

The Tier 1 marketing plan includes the following:
• Campaign Planning, Development and Execution
• Press Announcements: Drafting, Approval and Distribution
• Internal Database Development and Management
• Image Analysis:  Recommendations and Implementation
• Messaging:  Institutional and Retail
• Website Overhaul including installation and maintenance of auto IR program (in conjunction with third party providers)
• Media including Investor Fact Sheets, White Papers, Interactives and PowerPoints

Tier 2.

The Tier 2 financial marketing program provided by Trilogy is highly proactive and requires the Company to incur certain third party marketing costs.  Such costs shall, at Trilogy’s election, be invoiced directly to the Company or paid by Trilogy and reimbursed by the Company. Trilogy will not incur these costs on behalf of the Company except with the approval of the Company or pursuant to a budget approved by the Company.  The Company understands that prompt payment of these costs is vital to the on-going investor relations program.

The Tier 2 marketing plan includes all of Tier 1 and additionally:
• Direct Mail: Institutional including fund managers, Shareholders, Media and the Company’s relationship universe
• Public Relations
• Capital Conferences
• Research Reports (CFA compliant) and broad distribution
• Market Commentators
• Financial Newsletters
• Third Party Investor Databases
• Online presentations: Drafting, Production and Distribution

Indemnification
The Company unconditionally, absolutely and irrevocably agrees to and shall indemnify and hold harmless Trilogy and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, representatives, contractors, successors and assigns (Trilogy and such persons are collectively referred to as the “Indemnified Persons”) from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement, the performance of services pursuant to the Agreement, and any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement (“Indemnified Claim”).  Without limiting the generality of the foregoing, such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, relating to, resulting from, or arising out of any actual or alleged misstatement of fact or omission of fact, or any actual or alleged inaccuracy in any information provided or approved by the Company in connection with the engagement, including any actual or alleged misstatement, omission or inaccuracy in any SEC filing, press release, website, marketing material or other document, or oral presentation or webcast, whether or not the Indemnified Persons relied thereon or had knowledge thereof.

Terms and Conditions	The Company agrees to all of the Terms and Conditions that are attached hereto and are deemed to be part of this Agreement.

Agreed and Accepted:

TRIG Acquisition 1, Inc. By______________________________ Name __________________________ Title ____________________________	Trilogy Capital Partners, Inc. By_____________________________ Name __________________________ Title____________________________

Terms and Conditions of Letter of Engagement

“Confidential Information” means all technical, commercial, financial or other information concerning the business, affairs and operations of the Company and its affiliates and which the Company or its agents or representatives have provided or will provide to Trilogy in connection with its services hereunder whether provided in writing, electronically or verbally.  Notwithstanding the foregoing, the following will not constitute "Confidential Information" for purposes of this Agreement: (i) information which is available in the public domain or marketplace; (ii) information which after disclosure to Trilogy by the Company becomes part of the public domain by publication or otherwise, except by breach by Trilogy of the terms of this Agreement; (iii) information which was rightfully in the possession of Trilogy at the time of disclosure to Trilogy by the Company; and (iv) information which is rightfully received by Trilogy from a third party who is not prohibited from transmitting the information to Trilogy by a contractual, legal or fiduciary obligation to the Company.

Without the consent of the Company, Trilogy may disclose Confidential Information pursuant to legal process or as otherwise required by law, to enforce its rights under this Agreement, and/or to defend itself or any of its officers, directors, agents or affiliates in connection any claim, action or proceeding arising out of or related to this Agreement, the performance of services pursuant to the Agreement, or any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement.

1.   Corporate Obligations. The obligations of Trilogy under this Agreement are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Trilogy shall be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement.

2.   Limitation of Liability.  In no event shall Trilogy be liable for consequential damages, even if it has been advised thereof.  In no event shall Trilogy’s liability exceed the fees paid to it pursuant to this Agreement.

3.   Additional Services.  If Trilogy is called upon to render services directly or indirectly relating to the subject matter of this Agreement beyond the services contemplated above (including, but not limited to, production of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay to Trilogy a reasonable hourly rate for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses and the reasonable legal fees and expenses of Trilogy’s counsel.  This Section is not intended to address circumstances in which Trilogy has a claim for indemnification, which circumstances are addressed by Exhibit A to this Agreement.

4.          Survival of Certain Provisions.  The Sections of this Agreement entitled “Indemnification”, “Corporate Obligations,” “Limitation of Liability,” “Additional Services,” “Attorneys’ Fees” and “Governing Law” shall survive any termination of this Agreement and Trilogy’s engagement pursuant to this Agreement.  In addition, such termination shall not terminate Trilogy’s right to compensation accrued through the date of termination and for reimbursement of allowed expenses (including third party marketing costs).  Any purported termination of this Agreement by the Company prior to the end of the Initial Term other than for material breach or default under “Term and Termination” above, or any termination by Trilogy as a result of material breach or default by the Company under “Term and Termination” above, shall not terminate Trilogy’s right to the entire Base Fee.

6.           Services/Reimbursable Expenses.  The Base Fee and other monthly fees paid to Trilogy under this Agreement will cover all services rendered by Trilogy and Trilogy personnel.  Travel and entertainment costs for Trilogy personnel, in addition to certain third-party costs, will be borne and paid or reimbursed by the Company.  Trilogy will provide reasonable documentation to support reimbursement claims.  Trilogy will not incur any individual reimbursable cost of $500 or more that is not included in the approved marketing budget without the written approval from the Company.

7.           Attorneys’ Fees.  If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys’ fees to be fixed by the court.

8.           Governing Law. This Agreement is made and entered into at New York City, New York, and shall be governed by New York law without giving effect to the principles of conflicts of law thereof.  The invalidity of any provision shall not affect the remaining provisions.  The parties hereby consent to the exclusive jurisdiction, venue and forum of any state or federal court in New York City, New York with respect to any action, which, in whole or in part, in any manner arises under or relates to this Agreement.